Exhibit 99.3

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

August 5, 2013

The Board of Directors
Provident New York Bancorp
400 Rella Boulevard
Montebello, NY 10901

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 3, 2013, to the Board of Directors of Provident New York Bancorp (“Provident”) as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinion of BofA Merrill Lynch,” “THE MERGER — Background of the Merger,” “THE MERGER — Provident’s Reasons for the Merger; Recommendation of Provident’s Board of Directors” and “THE MERGER — Opinion of BofA Merrill Lynch” in, the joint proxy statement/prospectus relating to the proposed merger involving Provident and Sterling Bancorp, which joint proxy statement/prospectus forms a part of Provident’s Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED